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                             SUB-ADVISORY AGREEMENT

         SUB-ADVISORY AGREEMENT, made as of the ____ day of ____________, 2002, by and among PACIFIC GLOBAL FUND, INC., a Maryland corporation doing business as PACIFIC ADVISORS FUND INC. (the "Corporation"), PACIFIC GLOBAL INVESTMENT MANAGEMENT COMPANY, a California corporation ("PGIMC") and MEYERS CAPITAL MANAGEMENT, LLC, a California limited liability company.


                                   WITNESSETH:


         WHEREAS, the Corporation is engaged in business as an open-end management company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Corporation is a series type investment company currently consisting of six series, the Balanced Fund, the Income and Equity Fund, the Government Securities Fund, the Growth Fund, the Multi-Cap Value Fund, and the Small Cap Fund, each with its own investment objectives, investment program, policies, and restrictions; and

         WHEREAS, PGIMC is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

         WHEREAS, Meyers Capital Management, LLC is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act; and

         WHEREAS, PGIMC and the Corporation on behalf of its separately designated series, the Multi-Cap Value Fund (the "Fund"), have entered into an Investment Management Agreement dated as of __________________, 2002 (the "Investment Management Agreement") pursuant to which PGIMC provides investment advisory and administrative services to the Fund; and

         WHEREAS, PGIMC proposes to engage the services of Meyers Capital Management, LLC as sub-adviser ("Sub-Adviser") to the Fund as permitted by the Investment Management Agreement; and

         WHEREAS, Sub-Adviser is willing to perform sub-advisory services for the Fund upon the terms and conditions and for the compensation hereinafter set forth;



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         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. PGIMC hereby employs Meyers Capital Management, LLC to serve as Sub-Adviser with respect to the assets of the Fund under management of PGIMC and to perform the services hereinafter set forth. Meyers Capital Management, LLC hereby accepts such employment and agrees for the compensation herein provided to assume all obligations herein set forth and to bear all expenses of its performance of such obligations (but no other expenses).

         2. Subject to the supervision and control of the Corporation's Board of Directors and of PGIMC, Sub-Adviser shall manage the investment and reinvestment of the Fund's assets in accordance with applicable law, including the Internal Revenue Code of 1986, as amended, and the investment objectives, investment program, policies, and restrictions set forth in the then-current Prospectus and then-current Statement of Additional Information relating to the Fund contained in the Corporation's Registration Statement under the 1940 Act, and the Securities Act of 1933, as amended from time to time, and subject to such further limitations as the Corporation may from time to time impose by written notice to PGIMC. PGIMC shall promptly inform Sub-Adviser of such further limitations imposed by the Corporation. PGIMC shall assist in the formulation and implementation of a continuing investment program for the management of the Fund's assets. Sub-Adviser shall amend and update such investment program from time to time as financial and other economic conditions warrant.


         3. Subject to the supervision and control of the Corporation's Board of Directors and PGIMC, Sub-Adviser shall make all determinations with respect to the investment and reinvestment of the assets of the Fund and the purchase or sale of portfolio securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include advising PGIMC and the Corporation's Board of Directors of the manner in which voting rights, rights to consent to corporate action, and any other non-investment decisions pertaining to the Fund's portfolio securities should be exercised.


         4. (a) Sub-Adviser shall regularly furnish reports to PGIMC for PGIMC's use in discharging its obligations under the Investment Management Agreement, which reports may be distributed by PGIMC to the Corporation at periodic meetings of the Corporation's Board of Directors and at such other times as may be reasonably requested by the Corporation's Board of Directors. Such reports shall include: Sub-Adviser's economic outlook and investment research and strategy; a discussion of the Fund's portfolio activity, including a schedule of the Fund's investments and other assets and a statement of all purchases and sales for the Fund during the period since the last preceding report, and the Fund's performance since the last report and for such other relevant periods as shall be mutually agreed upon; and any other information about material developments affecting the Fund. Copies of all such reports shall be furnished to PGIMC for examination and review within a reasonable time prior to the presentation of such reports to the Corporation's Board of Directors.



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            (b) PGIMC agrees to furnish to the Sub-Adviser, prior to use, all prospectuses, reports to shareholders or sales literature that refer to the Sub-Adviser or its Fund clients. PGIMC agrees not use any such sales literature if the Sub-Adviser reasonably objects in writing within five business days after receipt.


         5. (a) Sub-Adviser shall select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and place, in the name of the Fund or its nominee, all such orders. Such brokers or dealers may include brokers or dealers affiliated with PGIMC and the Corporation. When placing such orders, Sub-Adviser shall use its best efforts to obtain the best available price and most favorable execution for the Fund. Sub-Adviser shall use its best efforts to recapture all available tender and exchange offer solicitation fees and similar payments in connection with tenders or exchanges of the securities of the Fund. Sub-Adviser shall advise the Board of Directors of the Corporation of any fees or payments of whatever type that it may be possible for Sub-Adviser or any affiliate of Sub-Adviser to receive in connection with the purchase or sale of investment securities for the Fund.

            (b) Subject to prior authorization by PGIMC and to the appropriate policies, procedures, and/or guidelines established by the Board of Directors, Sub-Adviser may also effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser's overall responsibilities with respect to the Fund and Sub-Adviser's other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

            (c) When the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as for other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, the Sub-Adviser will exercise its discretion under this provision consistent with its fiduciary obligations to the Fund and its other clients.

            (c) Sub-Adviser shall promptly communicate to PGIMC and the Corporation's Board of Directors such information relating to portfolio transactions as PGIMC or the Board of Directors may reasonably request.

            (d) The parties understand that the Fund shall bear all brokerage commissions in connection with purchases and sales of portfolio securities for the Fund and all ordinary and reasonable transaction costs in connection with purchases of such securities in private placements and subsequent sales thereof.


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         6.     Sub-Adviser shall:

            (a) provide, without charge, persons to render such reasonable clerical, administrative, and other services (other than services described in any other sub-paragraphs of this paragraph 6) to the Fund as the Corporation's Board of Directors may from time to time reasonably request;

            (b) furnish the Corporation, for the Fund, without charge, such reasonable administrative and management supervision and office facilities, which may be their own offices, as shall be appropriate or as the Corporation's Board of Directors may reasonably request, subject to the requirements of any regulatory authority to which PGIMC or Sub-Adviser may be subject;

            (c) generally assist in all other aspects of the Fund's operations as the Corporation's Board of Directors may reasonably request;

            (d) provide, as the Corporation's Board of Directors may reasonably request and without charge, persons satisfactory to the Board of Directors to serve as the Corporation's officers;

            (e) provide, at a cost to the Fund to be agreed upon from time to time by the Corporation, PGIMC, and Sub-Adviser, persons, who may be employees of PGIMC, Sub-Adviser, or their respective affiliates, satisfactory to the Corporation's Board of Directors, to provide other services for the Fund, and such facilities and equipment as may be necessary for such persons to carry out their duties hereunder, including without limitation office space and facilities, telephone and CRT terminals and equipment (including telephone lines) necessary for access to the Fund's records;

            (f) provide data processing services, recordkeeping, and clerical services, internal auditing and regulatory compliance services, internal executive and administrative services and stationery and office supplies;

         (g) provide information to the Corporation or PGIMC as necessary to prepare reports to shareholders, tax returns, and reports to and filings with the Securities and Exchange Commission and any other regulatory and administrative bodies that have jurisdiction over the operations of the Fund and shall submit to all such regulatory and administrative bodies such information, reports, or other material as necessary to comply with applicable laws or regulations; and

            (h) maintain records relating to the services provided under this Agreement, which records shall be the property of, and under control of, the Corporation.

Sub-Adviser may (at its cost except as contemplated by paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services and facilities of persons and entities within its own organization or any other organization for the purpose of providing Sub-Adviser, PGIMC, the Corporation or the Fund with such information, advice or assistance, including but not limited to advice regarding economic factors and trends and advice as to transactions in specific securities, as


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Sub-Adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to PGIMC, the Corporation or the Fund, or in the discharge of Sub-Adviser's overall responsibilities with respect to the other accounts which it serves as investment manager. Sub-Adviser shall not be obligated to pay any expenses of the Trust or the Fund not expressly assumed by the Sub-Adviser pursuant to this Agreement.


         7. Sub-Adviser shall cooperate with and make available to PGIMC, the Corporation, and any agents engaged by the Corporation, Sub-Adviser's expertise relating to matters affecting the Fund which involve markets, securities or individual companies. Such matters shall include, but shall not be limited to, the pricing of certain securities owned by the Fund for the purpose of pricing Fund shares and the selection of agents engaged by the Corporation on behalf of the Fund.


         8. (a) As compensation for all services rendered by Sub-Adviser under this Agreement, PGIMC shall have the sole responsibility to pay to Sub-Adviser a fee calculated at the annual rate of 0.40% of the average daily net asset value of the Fund.

The sub-advisory fee shall accrue on each calendar day, and the sum of the daily fee accruals shall be paid monthly to Sub-Adviser on the first business day of the next succeeding calendar month. The daily fee accruals shall be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual sub-advisory fee rate described above, and multiplying this product by the net assets of the Fund as determined in accordance with the Fund's then-current Prospectus as of the close of business on the previous business day on which the Fund's net asset value was determined.

Sub-Adviser shall promptly reduce its fee by the amount of any commissions, tender and exchange offer solicitation fees, other fees, or similar payments received by Sub-Adviser, or any affiliated person of Sub-Adviser, in connection with the Fund's portfolio transactions, less the amount of any direct expenses incurred by Sub-Adviser, or any affiliated persons of Sub-Adviser, in obtaining such commissions, fees, or payments. Such "commissions" or "other fees" shall exclude those charged by brokers or dealers affiliated with PGIMC and the Corporation as referred to in paragraph 5(a). Such "tender and exchange offer solicitation fees" shall exclude those received by Sub-Adviser acting in the capacity of manager for any such offer.

            (b) Sub-Adviser shall not be entitled to receive any payment for the performance of its services hereunder from the Fund and shall look solely and exclusively to PGIMC for payment of all fees for such services.

            (c) Sub-Adviser shall bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. Expenses incurred in connection with the investment operations of the Fund, including brokers' commissions, transfer and capital gains or other income taxes, and fees relating to purchases, sales, or loans of investments,


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shall be paid out of the assets of the Fund. Other expenses incurred in the operation of the Fund shall also be paid by the Fund, as described in the then-current Prospectus and Statement of Additional Information and as provided in the Investment Management Agreement between the Corporation, on behalf of the Fund, and PGIMC.

         9. Neither Sub-Adviser nor any or its officers, members or employees shall be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as Sub-Adviser shall have acted in good faith and with due care; and, in any event, Sub-Adviser shall be liable for its willful misfeasance, bad faith, or negligence in the performance of its investment advisory duties or for failure to exercise due care in rendering other services under this Agreement. A good faith mistake in judgment shall not be deemed to be the absence of due care.


         10.(a) This Agreement shall become effective on the day and year first above written and unless sooner terminated as hereinafter provided, shall continue in effect through December 31, 2003. Thereafter, this Agreement shall continue in effect from year to year, so long as its continuance is approved in the manner required by the 1940 Act.

         (b) This Agreement may be terminated at any time without the payment of any penalty, (a) by the Board of Directors of the Corporation, including the vote or written consent of a majority of the directors of the Corporation who are not parties to this Agreement or the Investment Management Agreement or interested persons of any such party, (b) by the vote of a majority of the outstanding voting securities of the Fund, (c) by PGIMC on sixty (60) days' prior written notice to Sub-Adviser, or (d) by Sub-Adviser on sixty (60) days' prior written notice to the Fund, provided, that if Sub-Adviser terminates this Agreement for any reason other than the Corporation's decision to make a change in fundamental investment policies or restrictions applicable to the Fund over Sub-Adviser's written objection to such change, the termination by Sub-Adviser will not be effective until PGIMC shall have contracted with one or more persons to serve as a successor sub-adviser for the Fund and such person or persons shall have assumed such position but in no event will the termination be delayed more than one hundred eighty (180) days after the end of the notice period. This Agreement shall terminate automatically in the event of its assignment, or upon termination of the Investment Management Agreement between the Corporation and PGIMC.

         (c) As used in this Agreement, the terms "assignment," "interested person," and "vote of a majority of the outstanding voting securities" of the Fund shall have the meanings set forth for such terms in the 1940 Act.

         (d) In the event of termination of this Agreement, Sub-Adviser shall promptly return to the Corporation all records maintained by Sub-Adviser with respect to the Fund and Sub-Adviser shall be free from any claim or retention of rights therein. Sub-Adviser and


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PGIMC shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement and applicable law. Sub-Adviser and PGIMC shall keep confidential any information obtained in connection with their duties hereunder and shall disclose such information only if the Corporation, on behalf of the Fund, has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities.

         (e) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid (a) if to Sub-Adviser, to Meyers Capital Management, LLC, 8901 Wilshire Boulevard, Beverly Hills, CA 90211; (b) if to PGIMC, to Pacific Global Investment Management Company, 206 North Jackson Street, Suite 301, Glendale, CA 92106; and (c) if to the Corporation, at the foregoing office of PGIMC.

         11. Nothing in this Agreement shall limit or restrict the right of the Sub-Adviser or any director, officer, member or employee of Sub-Adviser to engage in any business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Sub-Adviser to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.


         12. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.


         13. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                    PACIFIC GLOBAL
ATTEST:                             INVESTMENT MANAGEMENT COMPANY


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ATTEST:                             MEYERS CAPITAL MANAGEMENT, LLC


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ATTEST:                             PACIFIC GLOBAL FUND, INC. d/b/a
                                    PACIFIC ADVISORS FUND INC.


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